UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2007

Mirant Corporation
(Exact name of registrant as specified in charter)

Delaware	001-16107	58-2056305
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1155 Perimeter Center West, Suite 100, Atlanta, Georgia		30338
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (678) 579-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 — OTHER EVENTS

Item 8.01.  Other Events.

On April 9, 2007, Mirant Corporation (“Mirant”) issued a press release announcing that its Board of Directors has decided to explore strategic alternatives to enhance stockholder value.  A copy of Mirant’s April 9, 2007 press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

The information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

In addition, Mirant is disclosing additional information about its tax position.  On December 11, 2006, Mirant entered into a definitive purchase and sale agreement which provides for the sale of Mirant Asia-Pacific Limited, an indirect wholly-owned subsidiary of Mirant, to a consortium of The Tokyo Electric Power Company and Marubeni Corporation. The transaction is expected to generate approximately $1.1 billion of taxable gain and to close by the middle of 2007. For U.S. federal income tax purposes, Mirant Asia-Pacific Limited has been treated as a partnership for more than five years. On March 15, 2007, Mirant filed a “check the box” election under which Mirant Asia-Pacific Limited will be treated as a corporation for U.S. federal income tax purposes effective January 1, 2007. As a result of this election, unless Mirant files a gain recognition agreement with its 2006 federal income tax return, it will be deemed to recognize taxable gain for U.S. federal income tax purposes in 2006. It is anticipated that this gain will fully absorb the Mirant operating loss reported for U.S. federal income tax purposes for 2006.  Mirant expects that any net income realized in 2006 as a result of this election will be offset by pre emergence NOLs.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.  Financial Statements and Exhibits

(d)                                  Exhibits

Exhibit Number	Document
99.1	Press Release dated April 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 9, 2007

Mirant Corporation

/s/ Thomas Legro
Thomas Legro
Senior Vice President and Controller
(Principal Accounting Officer)